EXHIBIT 17.1


[By E-mail dated May 3, 2006]



BJ--


I hereby submit my resignation from the PWTC Board of Directors effective June 30, 2006. Thank you. It has been good working with you. Hope we can stay in touch.

Hugo P. Pomrehn